PROMISSORY NOTE

$5,000,000

January 31, 2014

For value received, PLASMAFICATION TECHNOLOGY HOLDINGS, LLC, a Florida limited liability company (the “Maker), having an address of 75850 Baseline Road, Twentynine Palms, CA 92277, promises to pay to the order of U.S. PRECIOUS METALS, INC., a Delaware corporation (the “Holder”), having an address at 179 Route 9 North, Suite 306, Marlboro, New Jersey 07728, the principal amount of Five Million Dollars ($5,000,000.00) (the “Principal Amount”), together with interest accrued thereon, all as hereinafter specified.

1. Identification of Note. This Note is issued in connection with a certain Restructuring Agreement dated of even date herewith by and among, Maker, Holder, Resource Technology Corporation (“RTC”) and the shareholders of RTC (“Restructuring Agreement”).

2. Maturity.

1.1              Maturity Date. This Note will automatically mature and be due and payable on the earlier of (a) January 31, 2015 (the “Maturity Date”), or (b) the occurrence of an Event of Default (as defined in Section 7 hereof).

1.2              Interest. No interest shall accrue from the date of this Note until paid, however, upon the occurrence of an Event of Default (as provided in Section 5 hereof), interest on the unpaid principal shall accrue at the rate of ten percent (10%) from the date of such Event of Default until paid in full.

1.3              Prepayment. The Maker shall have the right at its option at any time prior to maturity, to prepay this Note, in whole or in part without premium or penalty.

2.4 Offset. The principal amount of the Note may be offset pursuant to Section 2.05 (b) of the Restructuring Agreement.

3. Payment. Except as set forth herein, all payments shall be made in lawful money of the United States of America at the principal offices of the Holder. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

4. Events of Default. The entire unpaid Principal Amount and accrued interest, if any, shall be immediately due and payable upon the occurrence of an Event of Default. An “Event of Default” shall be deemed to have occurred if:

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(a)                the Maker shall: (i) admits in writing its inability to pay its debts as they mature; (ii) make a general assignment for the benefit of creditors; (iii) be adjudicated a bankrupt or insolvent; (iv) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it; (v) take corporate action for the purpose of effecting any of the foregoing; or (vi) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code;

(b)               an order, judgment or decree shall be entered, without the application, approval or consent of the Maker by any court of competent jurisdiction, approving a petition seeking reorganization of the Maker or appointing a receiver, trustee or liquidator of the Maker or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days; or

(c)                the Maker shall fail to pay as and when due the Principal Amount hereunder and such nonpayment shall continue uncured for a period of five (5) business days after written notice by the Holder thereof.

5. Transfer; Successors and Assigns. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Maker. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name, of, the transferee. Interest and principal are payable only to the registered holder of this Note. The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and assigns of the parties.

6. Governing Law. The Maker and Holder each: (i) acknowledge and agree that, in any suit, action or proceeding under this Note, the federal or state courts of the State of New Jersey shall have the exclusive jurisdiction thereof, (ii) consent to the jurisdiction of such court, and (iii) consent to and waives any objection which they now has or may hereafter have to proper venue existing in any of such courts. The Note shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey without regard to its conflicts of law.

7. Costs. The Maker shall pay all costs of collection incurred by Holder, including without limitation, the reasonable attorney’s fees and disbursements of Holder’s legal representative, which costs may be added to the indebtedness and shall be paid promptly on demand, together with all outstanding amounts due to Holder with interest thereon.

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8. Notices. Whenever any notice is required to be given by the Maker to a Holder, such notice shall be sent in writing via first class mail, postage prepaid, to the Holder at the Holder’s last address appearing on the books maintained by the Maker for registration, which notice shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. Whenever any notice is required to be given by the Holder of this Note to the Maker, such notice shall be sent in writing via first class mail, postage prepaid, to the Maker at the Maker’s address above.

9. Amendments and Waivers. This Note and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

10. Maximum Interest Rate. This Note is subject to the express condition that at no time shall the Holder be obligated or required to pay interest on the principal balance at a rate which would subject Lender to either civil or criminal liability as a result of being in excess of the maximum rate which the Holder is permitted by law to contract or agree to pay. If by the terms of this Note the Holder is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance.

11. Conflict. In the event of a conflict between the terms and conditions herein and that of the Restructuring Agreement, the terms and conditions herein will prevail at the point of conflict.

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and delivered by its authorized officer, as of the date first above written.

PLASMAFICATION TECHNOLOGY HOLDINGS, LLC

By:/s/ Anthony Psomas

Name: Anthony Psomas

Title: CFO